Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact — (713) 960-9111
Finance — Ruth I. Dreessen
Media — David R. Hansen

WESTLAKE CHEMICAL REPORTS THIRD QUARTER RESULTS

Houston, TX (November 3, 2004) — Westlake Chemical Corporation (NYSE: WLK) today reported third quarter net income of $28.3 million or $0.50 per diluted share and operating income of $68.9 million on net sales of $572.0 million for the third quarter of 2004. This compares favorably with the third quarter 2003 net loss of $9.3 million or negative $0.19 per diluted share and operating income of $8.3 million on net sales of $358.6 million. The third quarter of 2004 includes an after tax charge of $9.3 million related to the early retirement of debt. This charge reduced earnings per diluted share for the quarter by $0.16 per diluted share. The third quarter of 2003 included an after tax charge of $7.1 million related to the early retirement of debt, which negatively impacted earnings per share by $0.14. The improvement in net sales and operating income was a result of increased selling prices and higher sales volumes, which outpaced higher feedstock and energy costs. PVC pipe sales volume increased due to the acquisition of the assets of Bristolpipe Corporation, which was completed on August 2, 2004.

In the third quarter of 2004 Westlake Chemical Corporation completed its initial public offering (IPO). Net proceeds from the IPO of $181.3 million and available cash were used to retire $133.0 million of our 8 3/4% senior notes, $28.0 million on our $120.0 million senior secured term loan and a $27.0 million bank loan. The debt retirement costs in the third quarter of 2004 consists of a pre-tax $11.6 million pre-payment premium on the senior notes and a pre-tax write off of $3.1 million in previously capitalized debt issuance cost.

Third quarter 2004 net income decreased $6.1 million from the $34.4 million net income reported in the second quarter of 2004 due to the $9.3 million after tax debt retirement costs incurred in the third quarter of 2004. Third quarter net sales and operating income compared favorably to the second quarter net sales of $449.4 million and operating income of $65.9 million primarily due to higher selling prices and volumes, which were partially offset by higher feedstock prices.

For the nine months ended September 30, 2004, net income was $73.4 million or $1.41 per diluted share including an after tax charge of $9.3 million, or $0.18 per diluted share on net sales of $1,422.3 million. This compares favorably with the nine months ended September 30, 2003 net income of $4.1 million or $0.08 per diluted share, which included an after tax charge of $7.1 million, or $0.14 per diluted share, on net sales of $1,057.2 million. Operating income was $161.8 million for the nine months ended September 30, 2004 as compared to $40.9 million for nine months ended September 30, 2003. These increases were due to higher selling prices and volumes, which more than offset higher raw material and energy costs.

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OLEFINS SEGMENT

Income from operations for the Olefins segment increased by $35.7 million to $44.7 million in the third quarter of 2004 from $9.0 million in the third quarter of 2003. This increase was primarily due to higher selling prices and higher sales volumes in polyethylene and styrene, which were partially offset by higher raw material costs for ethane, propane and benzene.

Third quarter 2004 income from operations increased $6.2 million from the $38.5 million income from operations reported in the second quarter of 2004. The increase was primarily due to higher selling prices and volumes, which were partially offset by higher feedstock and energy costs.

Income from operations for the Olefins segment increased by $77.8 million to $114.2 million for the nine months ended September 30, 2004 from $36.4 million for the nine months ended September 30, 2003. This increase was due to price increases and higher sales volumes for ethylene, polyethylene and styrene, reduced by higher raw material costs of ethane, propane and benzene.

VINYLS SEGMENT

Income from operations for the Vinyls segment increased by $26.5 million to $26.3 million in the third quarter of 2004 from a $0.2 million loss in the third quarter of 2003. This increase was primarily due to higher selling prices for PVC pipe, PVC resin and VCM and higher sales volumes for PVC pipe and VCM. These increases were partially offset by higher energy costs and higher raw material costs for propane.

Third quarter income from operations decreased $1.8 million from the $28.1 million income from operations reported in the second quarter of 2004. The decrease was primarily due to margin deterioration in PVC resin and PVC pipe that was partially offset by caustic price increases. Results were also impacted by the costs associated with the phased start-up of our VCM and PVC facilities in Geismar, Louisiana. PVC pipe sales volumes increased due to the acquisition of the assets of Bristolpipe Corporation, which was completed on August 2, 2004.

Income from operations for the Vinyls segment increased by $42.3 million to $51.1 million for the nine months ended September 30, 2004 from $8.8 million for the nine months ended September 30, 2003. This increase was due to price increases for PVC pipe, PVC resin and VCM, which were partially offset by higher raw material and energy costs.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes

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that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. The following table reconciles EBITDA to net income (loss) and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s third quarter results will be held Wednesday, November 3, 2004 at 11:00 a.m. EST (10:00 a.m. CST). To access the conference call, dial (800) 901-5247, or (617) 786-4501 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 43414193.

A replay of the conference call will be available beginning an hour after its conclusion until 5:00 p.m. EST (4:00 p.m. CST) on Wednesday, November 10, 2004. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 29430397.

The conference call will also be available via webcast at http://phx.corporate-ir.net/phoenix.zhtml?c=180248&p=irol-calendar and the earnings release can be obtained via the company’s Web page at, http://www.westlakechemical.com/news.html.

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes; ethylene, polyethylene, styrene, vinyl intermediates, PVC and PVC pipe, windows and fence. For more information, visit the company’s Web site at www.westlakechemical.com.

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WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in $000)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net Sales	$572,031	$358,598	$1,422,284	$1,057,155
Cost of Sales	487,520	338,161	1,217,437	970,847

Gross Profit	84,511	20,437	204,847	86,308
Selling, General and Administrative Expenses	15,055	12,103	41,251	44,476
Impairment of Long-Lived assets	516	—	1,830	932

Income from Operations	68,940	8,334	161,766	40,900
Interest Expense	(10,144)	(10,148)	(32,261)	(27,598)
Debt Retirement Cost	(14,685)	(11,343)	(14,685)	(11,343)
Other Income (Expense), net	1,801	(1,704)	445	4,605

Income (Loss) before Taxes	45,912	(14,861)	115,265	6,564
Income Tax Provision (Benefit)	17,595	(5,529)	41,869	2,443

Net Income (Loss)	$28,317	$(9,332)	$73,396	$4,121

Basic and Diluted Earnings (Loss) Per Share	$0.50	$(0.19)	$1.41	$0.08

Weighted Average Shares Outstanding
Basic	56,903,270	49,499,395	51,985,368	49,499,395

Diluted	57,027,346	49,499,395	52,027,028	49,499,395

Reconciliation of EBITDA to Net Income (Loss) and to Cash flow from Operating Activities

EBITDA	$77,167	$16,732	$210,375	$99,819
Less:
Income Tax Provision (Benefit)	17,595	(5,529)	41,869	2,443
Interest Expense	10,144	10,148	32,261	27,598
Depreciation and amortization	21,111	21,445	62,849	65,657

Net Income (Loss)	28,317	(9,332)	73,396	4,121
Changes in operating assets and liabilities	(287)	20,320	(28,878)	24,551
Deferred income taxes	16,346	(5,641)	38,843	1,870

Cash flow from operating activities	$44,376	$5,347	$83,361	$30,542

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(in $000)

	Unaudited
	September 30,	December 31,
	2004	2003
ASSETS
Current Assets
Cash and Cash Equivalents	$50,984	$37,381
Accounts Receivable (net)	248,462	178,633
Inventories	249,359	180,760
Other Current Assets	16,568	16,073

Total Current Assets	565,373	412,847
Property, Plant and Equipment (net)	872,317	879,688
Other Assets (net)	68,176	77,578

Total Assets	$1,505,866	$1,370,113

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable and Accrued Liabilities	$218,161	$186,932
Current Portion of Long-Term Debt	1,200	28,200

Total Current Liabilities	219,361	215,132
Long-Term Debt	347,189	509,089
Other Liabilities	216,378	178,189

Total Liabilities	782,928	902,410

Minority Interest	—	22,100
Stockholders’ Equity	722,938	445,603

Total Liabilities and Stockholders’ Equity	$1,505,866	$1,370,113

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in $000)

	Nine Months Ended
	September 30,
	2004	2003
Cash Flows from Operating Activities:
Net Income	$73,396	$4,121

Adjustments to Reconcile Net Income to Net Cash:
Depreciation and Amortization	62,849	65,657
Deferred Tax Expense	38,843	1,870
Other Balance Sheet Changes	(91,727)	(41,106)

	9,965	26,421
Net Cash Provided by Operating Activities	83,361	30,542

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(30,912)	(29,717)
Acquistion of Business Operations	(33,294)	—
Other	2,087	3,350

Net Cash Used by Investing Activities	(62,119)	(26,367)

Cash Flows from Financing Activities:
Proceeds from Issuance of Common Stock, net	181,261	—
Proceeds from Borrowings	—	723,475
Repayment of Borrowings	(188,900)	(719,099)

Net Cash (Used) Provided by Financing Activities	(7,639)	4,376

Net Increase in Cash	13,603	8,551
Cash Balance at the Beginning of the Period	37,381	11,123

Cash Balance at the End of the Period	$50,984	$19,674

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(unaudited, in $000)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net Sales to External Customers
Olefins	$363,170	$220,394	$894,245	$652,482
Vinyls	208,861	138,204	528,039	404,673

	$572,031	$358,598	$1,422,284	$1,057,155

Income (Loss) from Operations
Olefins	$44,745	$9,034	$114,215	$36,388
Vinyls	26,273	(160)	51,069	8,761
Corporate and Other	(2,078)	(540)	(3,518)	(4,249)

	$68,940	$8,334	$161,766	$40,900

Depreciation and Amortization
Olefins	$13,051	$12,687	$39,321	$37,735
Vinyls	7,965	8,260	23,121	24,957
Corporate and Other	95	498	407	2,965

	$21,111	$21,445	$62,849	$65,657

Other Income (Expense), net
Olefins	$831	$(1,680)	$(2,249)	$2,589
Vinyls	170	63	135	643
Corporate and Other*	(13,885)	(11,430)	(12,126)	(9,970)

	$(12,884)	$(13,047)	$(14,240)	$(6,738)

*Debt retirement costs of $14,685 and $11,343 are included in the three months and nine months ending September 30, 2004 and 2003, respectively.